EXHIBIT 99.1

Investor Relations

eOn Communications

800-873-3194

investorrelations@eoncc.com

For Release 4:30 PM EST, March 11, 2005

eOn Communications Reports Second Quarter Fiscal 2005 Results

ATLANTA (March 11, 2005) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of unified voice, e-mail and web-based communications solutions, today reported financial results for the second fiscal quarter ended January 31, 2005. Revenues for the quarter were $5,453,000, compared with $3,958,000 for the same period last year. Net loss was ($417,000), or ($0.03) per common share compared with a net income of $87,000, or $0.01 per share in the quarter ended January 31, 2004.

For the six months ended January 31, 2005, revenues were $11,920,000 compared to $8,997,000 in the six months ended January 31, 2004. Net loss for the six months ended January 31, 2005 was ($319,000), or ($0.02) per common share, compared to a net income of $417,000, or $0.03 per common share in the prior year.

The company’s subsidiary in China had revenues of $2,900,000 for the quarter ended January 31, 2005 and $4,800,000 for the six months ended January 31, 2005 with a net profit after minority interest of $148,000 and $164,000 respectively.

“Q2 has traditionally been a difficult quarter for us due to the cyclicality of our US Government and retail customer base,” said David Lee, eOn’s chairman and chief executive officer. “While we are pleased with the results generated by our China subsidiary, we are disappointed with our overall eQueue business due to purchasing delays and seasonal factors we experienced during the quarter.”

Lee concluded, “We hold firm that our strategy to grow our business by focusing on the rapidly expanding Asian contact center markets combined with our aggressive IP centric product development plan will allow us to achieve profitability for Q3 and for our fiscal year.”

During the quarter the company continued to build its relationship with 95Teleweb of Beijing, China. The company also strengthened its relationship with Metanet Deloitte Korea by deploying an additional eQueue system in support of AIG Insurance. Finally, eOn continued to

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broaden its Asian distribution by partnering with HP to deploy contact center solutions in China and Taiwan.

During the quarter the company entered into a letter of intent which outlines the terms in which eOn will acquire Aelix Systems Incorporated, a developer of telecommunications systems and applications based on internet protocol (IP) technology. The acquisition of Aelix Systems will add value to eOn with its deep knowledge and expertise in delivering advanced, IP-based telecommunications platforms and it will significantly shorten the time to market for key products that are in the eOn product development pipeline.

During the quarter eOn also created a partnership with M1 Global Solutions of Atlanta, Ga. Through this partnership, eOn and M1 will work together to create next-generation customer interaction center solutions and services that can drive a new level of integration between customer channels and business processes, resulting in improved efficiency, flexibility and affordability. The combined solution includes communication infrastructure and software that will IP enable contact centers, deliver next generation multi-channel interaction management tools, and provide advanced integration and workflow capabilities.

Conference Call

The company will host a conference call at 4:45 p.m. EST today, March 11, 2005, to discuss its second quarter results. To hear the call, dial (800) 406-5356 or visit our investor relations website at investor.eoncc.com . A replay of the call will be posted to our investor relations website shortly following the call.

About eOn Communications™

eOn Communications Corporation™ is a leading provider of unified voice, e-mail and Web-based communications systems for customer contact centers and general business applications. eOn helps enterprises communicate more effectively with customers, convert inquiries into sales, and increase customer satisfaction and loyalty. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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eOn Communications Corporation

Statements of Operations (Unaudited)

For the Three Months and Six Months Ended January 31, 2005 and 2004

(Dollars in thousands, except per share data)

	Three Months Ended January 31,		Six Months Ended January 31,
	2005	2004	2005	2004
Net revenue – third parties	$4,663	$3,958	$10,866	$8,997
Net revenue – related party	790		1,054

Net revenue	5,453	3,958	11,920	8,997

Cost of revenues – third parties	2,509	1,591	5,972	3,691
Cost of revenues – related party	635		840

Cost of revenues	3,144	1,591	6,812	3,691

Gross profit	2,309	2,367	5,108	5,306
Operating expenses:
Selling, general, and administrative	1,861	1,542	3,706	3,460
Research and development	775	717	1,641	1,393

Total operating expenses	2,636	2,259	5,347	4,853

Income (loss) from operations	(327)	108	(239)	453
Interest income	(35)	(17)	(71)	(32)
Interest expense	—	9	—	17
Other (income) expense, net	(39)	29	(30)	51

Income (loss) before income tax expense and minority interest	(253)	87	(138)	417

Income tax expense	38	—	42	—

Net income (loss) before minority interest	(291)	87	(180)	417
Minority Interest	126	—	139	—

Net Income (loss)	$(417)	$87	$(319)	$417

Net income (loss) per common share
Basic and diluted:	$(0.03)	$0.01	$(0.02)	$0.03

Weighted average shares outstanding – basic	12,836	12,469	12,898	12,350
Weighted average shares outstanding – diluted	12,836	13,017	12,898	12,917

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eOn Communications Corporation

Balance Sheets

January 31, 2005 and July 31, 2004

(Dollars in thousands)

	January 31, 2005	July 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,222	$4,679
Marketable securities	4,200	4,200
Trade accounts receivable, net – third parties	4,767	6,656
Trade accounts receivable – related parties	1,262	615
Notes Receivable	237	528
Inventories	3,052	2,733
Other current assets	1,126	1,913

Total current assets	18,866	21,324

Property and equipment, net	777	971

Total	$19,643	$22,295

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$3,929	$5,431
Trade accounts payable – related parties	1,750	2,049
Note payable – current	296	767
Deferred acquisition payment	1,078	1,078
Accrued expenses and other	2,093	2,284

Total current liabilities	9,106	11,609

Commitments and contingencies	—	—

Minority interest	1,368	1,227

Stockholders’ equity:
Common stock	13	13
Additional paid-in capital	54,398	54,369
Treasury stock	(1,502)	(1,502)
Accumulated deficit	(43,740)	(43,421)

Total stockholders’ equity	9,169	9,459

Total	$19,643	$22,295

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